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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

Date of Report (Date of earliest event reported): September 29, 2003

ASIAN ALLIANCE VENTURES, INC.
(Exact name of Registrant as specified in its charter)

NEVADA	000-30013	98-0204780
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

THE EXCHANGE TOWER, P.O. BOX 427
130 KING STREET WEST, SUITE 1800
TORONTO, ONTARIO, CANADA M5X 1E3
(Address of principal executive offices)

(416) 966-1858
(Registrant's telephone number, including area code)

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ITEM 5.   OTHER EVENTS

On September 17, 2003, Matt Mecke was appointed to the Board of Directors. Since April 2003, Mr. Mecke has been Chairman of the Board of Directors, President and Chief Executive Officer of WelWay Development Limited located in Hong Kong. WelWay is engaged in the business of providing third party credit card processing services to merchants, financial institutions, oil companies and retailers in China and elsewhere in Asia. Since July 1999, Mr. Mecke was Chairman of the Board of Directors, President and Chief Executive Officer of Paymentsgroup Limited with offices located in Hong Kong, Tokyo and Shenzhen, China. Paymentsgroup is engaged in the business of providing credit card processing services. From October 1998 to July 1999, Mr. Mecke was Senior Vice President of First Ecom.com located in Hong Kong. First Ecom.com is engaged in the business electronic payment solutions and oil and gas exploration. From July 1997 to October 1998, Mr. Mecke was a Senior Client Representative of First Data Asia Pacific located in Hong Kong. First Data Asia Pacific was engaged in the business of providing 3rd party payment processing services to financial institutions in Asia. From May 1995 of July 1997, Mr. Mecke was a Supervisor for First Data Corp., located in Tulsa, Oklahoma. First Date Corp. was engaged in the business of providing 3rd party card processing services to financial institutions, Retailers, and Oil companies and related services. From April, 1993 to May, 1995, Mr. Mecke was a communications representative for TV Guide, formerly, United Video Satellite Group located in Tulsa, Oklahoma. TV Guide is engaged in the business of developing, licensing, marketing and distributing products and services that simplify and enhance television guidance and consumer entertainment. From April 1991 to June 1993, Mr. Mecke was employed by Chrysler Corporation in Tulsa, Oklahoma. Mr. Mecke was a Supervisor in the reservation center of Dollar Rent a Car.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ASIAN ALLIANCE VENTURES, INC. (Registrant)

Date: September 29, 2003	/s/ John Fraser
John Fraser, President